UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2010

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On December 2, 2010, Codexis, Inc. (the “Company”) entered into a Collaboration Agreement (the “Collaboration Agreement”) with CO2 Solution Inc. (“CO2 Solution”) and Alstom Power Inc. (“Alstom” and together with the Company and CO2 Solution, the “parties”) to develop technology to reduce carbon dioxide pollution from power plants. Under the Collaboration Agreement, the parties agreed to work exclusively with each other over a period of up to 16 months on a pilot phase program to develop and test customized enzymes and related processes using specified solvents for use in power plants to reduce greenhouse gas emissions. Alstom will fund research activities for the program, which may be extended if milestones are met. Alstom can terminate the Collaboration Agreement under certain conditions before the 16-month term expires. If the Collaboration Agreement terminates before the 16-month term expires, the parties may continue to work together on an exclusive basis in the same field using different solvents under the terms of a related Memorandum of Understanding.

This Current Report on Form 8-K contains forward-looking statements relating to the parties’ collaboration plans. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results include changes in the business plans of Alstom and/or CO2 Solution with respect to the collaboration and fluctuations in the market for technology to reduce greenhouse gas emissions from power plants. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2010

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	SVP, General Counsel and Secretary